Exhibit 10.23

GMS INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(ADOPTED ________________)

ARTICLE 1

PURPOSE

The purpose of this Plan is to provide members of the Board of Directors of GMS Inc. who are not employees of the Company or any of its subsidiaries with the opportunity to defer receipt of certain compensation to which they will be entitled while the Plan is in effect. The Plan is intended to be an unfunded, nonqualified deferred compensation plan and shall be construed and administered accordingly.

ARTICLE 2

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Allocation Date” shall mean, with respect to a Deferral Election, the date on which all or a portion of a Director’s Deferral Amount is credited to his or her Account, which shall be the date on which such Deferral Amount (or portion thereof) would have been paid to the Director if the Director had not made a Deferral Election.

2.2 “Beneficiary” has the meaning set forth in Section 9.3 of Article 9.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Deferral Account” shall mean a memorandum account established on the books of the Company on behalf of a Director, into which shall be credited amounts pursuant to Section 4.1 of Article 4.

2.5 “Deferral Account Balance” has the meaning set forth in Section 4.1 of Article 4

2.6 “Change in Control” shall have the meaning ascribed to such term in the GMS Inc. Equity Incentive Plan.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8 “Committee” shall mean the Compensation Committee of the Board.

2.9 “Company” shall mean GMS Inc.

2.10 “Compensation” shall mean, with respect to a Plan Year, the annual retainer fees, committee fees, and meeting fees payable in cash to a Director in such Plan Year for services rendered in such Plan Year. For purposes of clarity, “Compensation” shall not mean,

Exhibit 10.23

with respect to any Director, stock options granted or to be granted by the Company to such Director or Common Stock received or to be received by such Director pursuant to the exercise of such options, nor shall it include grants of Common Stock (including Common Stock issuable upon settlement of RSUs) made or to be made to such Director as payment of such Director’s annual retainer fees, committee fees, and/or meeting fees.

2.11 “Deferral Amount” shall mean any part or all of his or her Compensation elected by a Director to be deferred in a Plan Year.

2.12 “Deferral Election” shall mean a Director’s timely election of a Deferral Amount pursuant to Article 3.

2.13 “Deferral Period” shall have the meaning set forth in Section 3.1 of Article 3.

2.14 “Director” shall mean each member of the Board who is not an employee of the Company or any of its subsidiaries.

2.15 “Effective Date” means the date of the Plan’s approval by the Board.

2.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.17 “Investment Option” shall mean the investment vehicles in which a Director’s Deferral Account shall be deemed invested pursuant to Article 5. Investment Options shall be limited to those offered to participants in the Gypsum Management and Supply, Inc., 401(k) Savings Plan (the “401(k) Plan”) from time to time (other than any fund of the 401(k) Plan that invests in Common Stock); provided, however, that no Director shall be permitted to invest in a brokerage account.

2.18 “Payment Method” has the meaning set forth in Section 6.2 of Article 6.

2.19 “Plan” shall mean the GMS Inc. Deferred Compensation Plan for Non-Employee Directors, as such Plan may be amended from time to time.

2.20 “Plan Administrator” shall mean the Compensation Committee of the Board or such other committee of Directors designated by the Board.

2.21 “Plan Year” shall mean each calendar year with the first plan year beginning January 1, 2018.

2.22 “Termination” shall mean termination of a Director’s service as a member of the Board for any reason, including by reason of death or disability.

ARTICLE 3

DEFERRAL ELECTIONS OF COMPENSATION

3.1 Deferral Election. Each Director may elect to have the payment of all or any portion of his or her Compensation for a Plan Year deferred pursuant to the Plan. Each Deferral

Exhibit 10.23

Election shall be made on a deferral election form or other method required by the Company and shall specify (i) the Deferral Amount, (ii) the Deferral Period, and (iii) the Payment Method. For purposes of this Plan, “Deferral Period”, with respect to any Deferral Election, shall mean the period commencing on the Allocation Date and ending, at the election of the Director, on the earlier of: (i) the date of the Director’s Termination, or a (ii) a date specified by the Director in his or her Deferral Election.

3.2 Timing of Deferral Elections. Deferral Elections in respect of Compensation otherwise payable to Directors in a Plan Year shall be timely if made on or before December 31 of the preceding year; provided,  however, that with respect to new Directors, Deferral Elections in respect of Compensation payable in the Plan Year in which they become a Director shall be timely if made within 30 days after becoming a Director and applies only to Compensation that is payable for services to be performed subsequent to the date the Deferral Election is made.

3.3 Irrevocability. A Deferral Election shall be irrevocable as of the deadline for making elections specified in Section 3.2. A Director may change a Deferral Election in respect of any Plan Year prior to the applicable deadline for such Plan year as specified in Section 3.2.

3.4 Modification. A Deferral Election that has become irrevocable may be modified to elect a later benefit commencement date and/or a different form of distribution as permitted under Article 6, subject to this Section 3.4. However, such modification must be made in accordance with the subsequent deferral election rules under Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE 4

TREATMENT OF DEFERRAL AMOUNTS

4.1 Deferral Account

(a) On each Allocation Date, an amount reflecting the Director’s Deferral Amount shall be credited to the Director’s Deferral Account.

(b) All Deferral Amounts credited to the Deferral Account shall be invested in accordance with the terms of Article 5 (the actual deferrals, as adjusted for investments gains (or losses) and credits in respect of fractional Stock Units under Section 4.2(d), are collectively referred to herein as the “Deferral Account Balance”).

4.2 Vesting.  A Director shall be fully (100%) vested in his or her Deferral Account Balance at all times.

ARTICLE 5

INVESTMENT OF AMOUNTS IN DEFERRAL ACCOUNTS

5.1 Investment Options. Each Director shall elect the Investment Options in which Deferral Amounts credited to the Director’s Deferral Account shall be deemed to be allocated. A Director’s Deferral Amounts may be allocated in one percent increments among one or more of

Exhibit 10.23

the Investment Options. If the Director allocates less than 100% of his Deferral Amounts pursuant to this Section 5.1, unallocated Deferral Amounts shall be deemed to be allocated to the Prudential Guaranteed Income Fund (or any like successor fund) under the 401(k) Plan. A Director may change the allocation for subsequent Deferral Amounts to his or her Deferral Account at any time in such manner as the Plan Administrator may prescribe.

5.2 Reallocation Among Investment Options. Each Director may reallocate his or her Deferral Account Balance among the Investment Options in one percent increments. Changing Investment Options shall be permitted on a daily basis and shall be effected in such manner as the Plan Administrator may prescribe from time to time, which may include an online alternative.

5.3 Adjustments to Account Balances. The Directors’ Deferral Account Balance shall be adjusted for gains (or losses) as if such amounts were actually invested in the Investment Options selected by the Directors. Upon a Director’s cessation of service or cessation of active participation in the Plan for any reason, the balances in the Director’s Deferral Account will continue to be allocated among the Investment Options in accordance with this Article 5 until his or her Deferral Account Balance has been completely distributed.

ARTICLE 6

PAYMENT

6.1 Payment Upon End of Deferral Period. Payment of the portion of a Director’s Deferral Account attributable to any Deferral Election will be valued at the end of the month during which the applicable Deferral Period ends at the time and in the manner set forth in this Article 6 and paid in the month following.

6.2 Payment Method. Payment of amounts credited to a Director’s Deferral Account shall be made in accordance with the Payment Method elected by the Director in the applicable Deferral Election. For purposes of this Plan, “Payment Method” shall mean, with respect to payments of amounts credited to a Director’s Deferral Account pursuant to a Deferral Election, either (i) a lump sum payment on the 15th day of the calendar month following the end of the applicable Deferral Period or (ii) a number of annual installments (not exceeding 10) specified by the Director in his or her Deferral Election, with (x) the first installment to be paid on the 15th day of the calendar month following the end of the applicable Deferral Period and (y) installments subsequent to the first installment to be paid on the 15th day of such calendar month of each succeeding calendar year. Deferred amounts held pending distribution shall continue to be subject to interest credits and adjustments, as provided in Articles 4 and 5. If any payments according to this Section 6.2 cannot timely be made using commercially reasonable efforts, such payment will be made as soon as administratively practical.

6.3 Amount of Payment.

(a) Lump Sum Payment. If a Director elects a lump sum payment with respect to a Deferral Election, such payment shall consist of cash equal to the value, as of the last

Exhibit 10.23

business day preceding the month of the installment payment, of that portion of the Director’s Deferral Account Balance which is attributable to such Deferral Election.

(b) Installment Payments. If a Director elects annual installments with respect to a Deferral Election, the amount payable under each such installment shall be a cash payment equal to the value, as of the last business day preceding the month of the installment payment, of that portion of the Director’s Deferral Account Balance which is attributable to such Deferral Election, divided by the number of remaining installments to be made (including the installment then being made).

6.4 Accelerated Payment in the Event of Death. Notwithstanding any other provision of the Plan or any Deferral Election, in the event a Director dies prior to receiving distribution of his or her entire Deferral Account Balance, payments shall be made to the Beneficiary or, if applicable, to the estate of the Director, in accordance with the applicable Beneficiary designation form then in effect. The Company shall pay to the Beneficiary or, if applicable, to the estate of the Director within thirty (30) days following the Director’s date of death a lump sum cash payment equal to the value of his or her entire Deferral Account Balance.

6.5 Accelerated Payment Upon a Change in Control. Notwithstanding any other provision of the Plan or any Deferral Election, upon a Change in Control, which constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code, the Company shall pay to each Director within thirty (30) days following the Change in Control or as soon as practical thereafter a lump sum cash payment equal to the value of his or her entire Deferral Account Balance as of the day preceding the distribution.

ARTICLE 7

ADMINISTRATION

7.1 General Powers and Responsibilities of Plan Administrator. The Plan Administrator shall have full authority to construe and interpret the terms and provisions of the Plan, and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, as it shall, from time to time, deem advisable, and otherwise to supervise the administration of the Plan. The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Deferral Election hereunder, in the manner and to the extent it shall deem necessary to effectuate the Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Plan Administrator in connection with the Plan shall be in the sole and absolute discretion of the Plan Administrator and shall be final, binding and conclusive. A Director shall not participate in any decision involving a request made by him or her or relating in any way to his or her rights, duties, and obligations as a participant in the Plan (unless such decision relates to all Directors generally and in a similar manner).

7.2 Liability and Indemnification of Plan Administrator. The Plan Administrator shall not be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her

Exhibit 10.23

own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify the Plan Administrator for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

ARTICLE 8

AMENDMENT OR TERMINATION OF THE PLAN

The Company, by action of the Board, may amend, modify or terminate the Plan in whole or in part at any time and for any reason without prior notice to or consent of any Director; provided,  however, that no amendment, modification or termination of the Plan shall reduce a Director’s Account balance, or change a previously specified Deferral Election as of the date of such amendment, modification or termination.

ARTICLE 9

MISCELLANEOUS

9.1 Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, any amount payable under the Plan. All amounts payable under the Plan, and all rights to such amounts, are expressly declared to be unassignable and non-transferable. In the case of a Director’s death, payments due under this Plan shall be made in accordance with Section 6.4.

9.2 Designation of Beneficiary. Each Director at the time he or she completes a Deferral Election shall designate a beneficiary (a “Beneficiary”) and a contingent Beneficiary to whom benefits hereunder are to be paid if the Director dies prior to receiving his or her Deferral Account Balance. A Director may change his or her Beneficiary designations at any time by filing a revised Beneficiary designation form with the Plan Administrator or such other individual or entity designated by the Plan Administrator. If a Director fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Director, the Company shall pay the Deferral Account Balance to the estate of the Director.

9.3 Incapacity. In the event benefits become payable under the Plan after a Director becomes incapacitated, such benefits shall be paid to the Director’s legal guardian or legal representative pursuant to the applicable provisions of Article 6.

9.4 No Right To Continued Service. The terms and conditions of the Plan shall not be deemed to establish, constitute or be evidence of a right of any Director to remain in service as a member of the Board.

9.5 Tax Withholding. The Company or the Plan Administrator shall have the right to withhold from any payment hereunder amounts sufficient to satisfy all Federal, state, local, or other withholding tax requirements.

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9.6 Expenses. The Company will bear all expenses incurred in administering this Plan and no part thereof shall be charged against any Director’s Account or any amounts distributable hereunder.

9.7 Unsecured General Creditor. Directors shall have no legal or equitable rights, interest or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money and stock in the future.

9.8 Successors. The terms and conditions of the Plan and each Deferral Election shall inure to the benefit of and bind the Company and the Directors, and their successors, assigns, and personal representatives.

9.9 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Delaware without giving effect to conflict of laws principles thereof.

Adopted by the Board of Directors: __________, 2018.